Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Vonage Holdings Corp.

Holmdel, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-136773) and Form S-8 (No. 333-136227) of Vonage Holdings Corp. of our report dated March 17, 2008, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements, and our reports dated March 17, 2008 on the financial statement schedule and on the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey

March 17, 2008